------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Leavitt                            J.                        Christian
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

                        Regency Centers Corporation (REG)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

                               September 30, 2002*
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                 Senior Vice President, Secretary and Treasurer
                 ----------------------------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  09/30/2002               D (1)            7,297     D      $31.0000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  09/30/2002               D (2)              313     D      $31.0000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  09/30/2002               A                1,370     A            (3)              D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  01/20/1999               A                1,494     A      $22.2500               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/01/2000               F                1,472     D      $22.2500               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  01/01/2001               A                4,313     A            (3)              D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  01/01/2001               F                   17     D      $23.6900               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/01/2001               F                1,001     D      $23.6900               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/05/2001               M                1,299     A      $19.8125               D

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Leavitt                            J.                        Christian
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

                        Regency Centers Corporation (REG)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

                               September 30, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                 Senior Vice President, Secretary and Treasurer
                 ----------------------------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  02/05/2001               F                1,114      D     $24.6900               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/05/2001               M                   98      A           (3)              D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/05/2001               F                   33      D     $24.6900               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/06/2001               M                3,652      A     $21.0625               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/06/2001               F                3,295      D     $26.1900               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/06/2001               M                  605      A           (3)              D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/06/2001               F                  321      D     $26.1900               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  09/27/2001               S                1,000      D     $24.7300               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  01/01/2002               A                3,665      A           (3)              D

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Leavitt                            J.                        Christian
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

                        Regency Centers Corporation (REG)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

                               September 30, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                 Senior Vice President, Secretary and Treasurer
                 ----------------------------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  01/25/2002               F                  241     D      $27.1000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/07/2002               M                9,900     A      $25.2500               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/07/2002               F                9,203     D      $28.7000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/07/2002               M               10,955     A      $22.2500               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/07/2002               F                9,514     D      $28.7000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/07/2002               M                2,946     A            (4)              D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/07/2002               F                1,222     D      $28.7000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  02/07/2002               F                   44     D      $27.1000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  03/07/2002               S                1,500     D      $28.9000               D

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Leavitt                            J.                        Christian
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

                        Regency Centers Corporation (REG)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

                               September 30, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                 Senior Vice President, Secretary and Treasurer
                 ----------------------------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  03/07/2002               S                1,000     D      $28.8800               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/07/2002               S                6,500     D      $30.0600               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/07/2002               S                2,500     D      $30.0500               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M               20,000     A      $25.2500               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F               17,859     D      $30.9000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M                6,000     A      $25.2500               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F                5,358     D      $30.9000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M                2,529     A           (4)               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F                1,048     D      $30.9000               D

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Leavitt                            J.                        Christian
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

                        Regency Centers Corporation (REG)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

                               September 30, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                 Senior Vice President, Secretary and Treasurer
                 ----------------------------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  08/12/2002               M                1,826     A      $21.0625               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F                1,486     D      $30.9000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M                  446     A           (4)               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F                  185     D      $30.9000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M                1,299     A      $19.8125               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F                1,026     D      $30.9000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M                  254     A           (4)               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F                  105     D      $30.9000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M                1,114     A      $24.6900               D

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Leavitt                            J.                        Christian
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       121 West Forsyth Street, Suite 200
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville                        FL                         32202
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

                        Regency Centers Corporation (REG)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

                               September 30, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                 Senior Vice President, Secretary and Treasurer
                 ----------------------------------------------
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy)  Code    V       Amount     (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  08/12/2002               F                  983     D      $30.9000               D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               M                  121     A            (4)              D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  08/12/2002               F                   50     D      $30.9000  39,140       D

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee
Stock Option                                                                     Common
(right to buy) $31.0000 09/30/02         A          6,769      09/03/02 01/13/07 Stock    6,769            6,769    D
-----------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $31.0000 09/30/02         A            841      09/03/20 01/01/06 Stock      841              841    D
-----------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $26.9375 01/23/98         A          5,940           (5) 12/23/08 Stock    5,940            5,940    D
-----------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $22.2500 12/15/98         A         14,607           (6) 12/15/08 Stock   14,607           14,607    D
-----------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $21.0625 07/29/99         A          7,304           (6) 07/29/09 Stock    7,304            7,304    D
-----------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $19.8125 12/14/99         A          5,196           (6) 12/14/09 Stock    5,196            5,196    D
-----------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $19.8125 02/05/01         M               1,299      (6) 12/14/09 Stock    1,299            3,897    D
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee
Stock Option                                                                     Common
(right to buy) $24.6900 02/05/01         A          1,114      02/05/01 12/14/09 Stock    1,114            1,114    D
-----------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  02/05/01         M                  98      (4)          Stock       98                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
stock option                                                                     Common
(right to buy) $21.0625 08/06/01         M               3,652      (6) 07/29/09 Stock    3,652            3,652    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $26.1900 08/06/01         A          3,295      08/06/01 07/29/09 Stock    3,295            3,295    D
------------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  08/06/01         M                 605      (4)          Stock      605                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $26.4000 12/14/01         A          3,054           (6) 12/14/11 Stock    3,054            3,054    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $25.2500 02/07/02         M               9,900      (6) 01/15/07 Stock    9,900                -
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee
Stock Option                                                                     Common
(right to buy) $28.7000 02/07/02         A          9,203      02/07/02 01/15/07 Stock    9,203            9,203    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $22.2500 02/07/02         M              10,955      (6) 12/15/08 Stock   10,955            3,652    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $28.7000 02/07/02         A          9,514      02/07/02 12/15/08 Stock    9,514            9,514    D
------------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  02/07/02         M               2,946      (4)          Stock    2,946                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $25.2500 08/12/02         M              20,000      (5) 01/13/07 Stock   20,000                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $30.9000 08/12/02         A         17,859      08/12/09 01/13/07 Stock   17,859           17,859    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $25.2500 08/12/02         M               6,000      (5) 01/14/07 Stock    6,000                -
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee
Stock Option                                                                     Common
(right to buy) $30.9000 08/12/02         A          5,358      08/12/02 01/14/07 Stock    5,358            5,358    D
------------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  08/12/02         M                 446      (4)          Stock      446                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $21.0625 08/12/02         M               1,826      (6) 07/29/09 Stock    1,826            1,826    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $30.9000 08/12/02         A          1,486      08/12/02 07/29/09 Stock    1,486            1,486    D
------------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  08/12/02         M               2,529      (4)          Stock    2,529                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $19.8125 08/12/02         M               1,299      (6) 12/14/09 Stock    1,299            2,598    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $30.9000 08/12/2002       A          1,026      08/12/02 12/14/09 Stock    1,026            1,026    D
------------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  08/12/02         M                 254      (4)          Stock      254                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $24.6900 08/12/02         M               1,114 02/05/01 12/14/09 Stock    1,114                -
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                     Common
(right to buy) $30.9000 08/12/02         A            983      08/12/02 12/14/09 Stock      983              983    D
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of Deriv- Form
               2.                                                                                         ative
               Conver-                            5.                            7.                        Secur-    Deriv-  11.
               sion                               Number of                     Title and Amount          ities     ative   Nature
               or               3A.               Derivative   6.               of Underlying     8.      Bene-     Secur-  of
               Exer-            Deemed   4.       Securities   Date             Securities        Price   ficially  ity:    In-
               cise     3.      Execu-   Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     Direct  direct
               Price    Trans-  tion     action   or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.             of       action  Date,    Code     of(D)        (Month/Day/Year)          Amount   ative   Reported  In-     ficial
Title of       Deriv-   Date    if any   (Instr.  (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative     ative    (Month/ (Month/    8)       4 and 5)    Date    Expira-          Number   ity     action(s) (I)     ship
Security       Secur-   Day/    Day/     ------   ------------ Exer-    tion             of       (Instr  (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Year)    Code V    (A)  (D)    cisable  Date     Title   Shares    5)     4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Dividend                                                                         Common
Equivalent     1 for 1  08/12/02         M                 121      (4)          Stock      121                -
====================================================================================================================================

Explanation of Responses:

*In March 1998, following a merger and management restructuring, the reporting person ceased to be designated as an executive officer. The reporting person believed that he was no longer required to file reports under Section 16(a). However, as a result of a recent post-Sarbanes-Oxley Act review of Section 16 compliance, the reporting person was advised that the chief accounting officer is required to file Section 16(a) reports even though not an executive officer. The transactions before September 30, 2002 shown on this Form 4 represent transactions after March 1998, all of which were under the company's Long Term Omnibus plan (e.g.,option grants and exercises), with the exception of open market sales on three separate dates.

1. Represents shares delivered to the issuer in full payment of recourse stock loans made by the issuer in 1994 and 1997 to enable the reporting person to buy shares of common stock under the issuer's Long Term Omnibus Plan. Although the loans pre-dated, and therefore would be grandfathered under, the Sarbanes-Oxley Act of 2002 even if the reporting person were an executive officer, the issuer's compensation committee determined that it would be in the best interests of the company for the executive to prepay these loans in view of the Sarbanes-Oxley Act.

2. Represents shares delivered to issuer in full payment of income tax liability in connection with the delivery of shares in repayment of the stock loans.

3. Represents restricted shares (subject to vesting requirements) granted under the Long Term Omnibus Plan.

4. Settlement of dividend equivalent units in connection with exercise of option.

5. The options vest 25% per year beginning on the second anniversary of grant.

6. The options vest 25% per year beginning on the first anniversary of grant.


       /s/ Foley & Lardner                                   October 2, 2002
---------------------------------------------            -----------------------
      Foley & Lardner, as attorney-in-fact                         Date
      for J. Christian Leavitt

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2